Exhibit 10.16

Geschäftsführer-Anstellungsvertrag

zwischen

Managing Director Agreement

between

Karyopharm Europe GmbH

c/o WilmerHale LLP

Ulmenstrasse 37-39

60325 Frankfurt am Main

(im Folgenden die “Gesellschaft” genannt)

und

(hereinafter referred to as the “Company”)

and

Herrn/Mr. Ran Frenkel

c/o WilmerHale LLP

Ulmenstrasse 37-39

60325 Frankfurt am Main

(im Folgenden „Geschäftsführer“ genannt)

Preambel

(hereinafter referred to as “Managing Director”)

Preamble

Herr Frenkel wird zum 16. Oktober 2014 zum Geschäftsführer der Gesellschaft bestellt (im Folgenden „Vertragsbeginn“),. Im Hinblick hierauf schließen die Parteien den nachfolgenden Vertrag:

Mr. Frenkel shall be appointed managing director of the Company with effect from October 16, 2014 (the “Start Date”),. Hence the parties enter into the following agreement:

1. Aufgaben und Zuständigkeiten

1.1	Der Geschäftsführer führt die Gesellschaft nach Maßgabe der Gesetze, dieses Vertrages, des

1. Duties and responsibilities

1.1	The Managing Director shall manage the business in accordance with the law, this agreement, the

Gesellschaftsvertrages, einer etwaigen Geschäftsordnung für die Geschäftsführung in ihrer jeweils gültigen Fassung sowie den Weisungen der Gesellschafter.

Company’s articles of association and any rules of the board from time to time in force pertaining to management of the business as well as the directions of the shareholders.

1.2	Der Geschäftsführer wird den Titel eines Executive Vice President, Worldwide Development Operations führen. Er wird an den President and Chief Scientific Officer der Karyopharm Therapeutics Inc. berichten.
1.2	The Managing Director shall have the role of an Executive Vice President, Worldwide Development Operations. He shall report to the President and Chief Scientific Officer of Karyopharm Therapeutics Inc.

1.3	Arbeitsort ist der Sitz der Gesellschaft oder das Home Office des Geschäftsführers in der Schweiz. Die Gesellschaft behält sich vor, den Geschäftsführer an einen anderen Arbeitsort zu versetzen, wenn ihm dies bei Abwägung seiner persönlichen und der Belange der Gesellschaft zuzumuten ist. Erste Tätigkeitsstätte ist das Home Office des Geschäftsführers in der Schweiz (Doppelte Haushaltsführung).
1.3	Place of work shall be the registered office of the Company or the Managing Director’s home office in Switzerland. The Company reserves the right to relocate the Managing Director to another place of work, when this can be reasonably expected from him, weighing up his personal needs and the needs of the business. Major place of work is the Managing Director’s home office in Switzerland (double household).

2. Vertragsdauer

2.1	Dieser Vertrag tritt mit Wirkung vom Vertragsbeginn in Kraft und endet ohne dass es einer Kündigung bedarf, am 15. Oktober 2015.

2. Term of Agreement

2.1	This agreement shall take effect from the Start Date and terminates without notice of termination on 15 October 2015.

2.2	Beide Parteien können diesen Vertrag mit einer Frist von 90
2.2	Both parties may terminate this agreement by giving 90 days’

Tagen zum Ende eines Kalendermonats kündigen.

notice to the end of a calendar month.

2.3	Jede Kündigung bedarf der Schriftform.
2.3	Notice of termination must be in writing.

2.4	Die Bestellung zum Geschäftsführer kann jederzeit durch Beschluss der Gesellschafterversammlung widerrufen werden. Der Widerruf der Bestellung (Abberufung) gilt als Kündigung dieses Vertrages zum nächstmöglichen Zeitpunkt.
2.4	The appointment as managing director may be revoked at any time by a resolution of a general meeting of the Company’s shareholders. The revocation of the appointment shall be deemed to constitute notice to terminate this agreement with effect from the earliest possible date.

2.5	Dieser Vertrag ist jederzeit aus wichtigem Grund fristlos kündbar.
2.5	This agreement may be terminated for cause without notice at any time.

2.6	Nach Kündigung dieses Vertrages, gleich durch welche Partei, ist die Gesellschaft berechtigt, den Geschäftsführer jederzeit und mit sofortiger Wirkung von seiner Verpflichtung zur Arbeitsleistung für die Gesellschaft unter Fortzahlung seiner Bezüge freizustellen. Eine solche Freistellung wird auf den Jahresurlaub des Geschäftsführers angerechnet. Für die Zeit der Freistellung gilt § 615 Satz 2 BGB; das vertragliche Wettbewerbsverbot gilt fort.
2.6	The Company reserves the right to release the Managing Director from his duties at any time and with immediate effect during any notice period, irrespective of who has given notice, provided that it continues to pay remuneration and provide benefits under this agreement. The release period will be set off against the Managing Director’s annual holiday. During the release period, section 615 sentence 2 Civil Code (BGB) shall apply and the Managing Director is still bound by the contractual non-compete obligation.

3. Vergütung

3. Remuneration

3.1	Der Geschäftsführer erhält als Vergütung für seine Tätigkeit ein Jahresgrundgehalt von EUR 245.000 brutto, das unter Einbehalt der gesetzlichen Abzüge in zwölf gleichen monatlichen Raten durch Überweisung auf ein vom Geschäftsführer zu benennendes Bankkonto ausgezahlt wird. Diese Raten werden jeweils am letzten Tag eines Kalendermonats für diesen Monat gezahlt.
3.1	As remuneration for his services the Managing Director will receive an annual base salary of EUR 245,000 gross, which will be paid in twelve equal monthly instalments by bank transfer into a bank account to be nominated by the Managing Director while retaining the statutory deductions. Each instalment will be paid in arrears on the last day of each calendar month in respect of that month.

3.2	Zusätzlich zu dem Jahresgrundgehalt nach Absatz 1 erhält der Geschäftsführer einen jährlichen Bonus, dessen Höhe sich nach der Erreichung operativer und persönlicher Ziele richtet. Die Ziele und ihre Gewichtung setzt die Gesellschaft nach billigem Ermessen fest. Die Gesellschaft kann die Ziele und ihre Gewichtung in einem schriftlichen Bonusplan festsetzen. Der jährliche Bonus beträgt maximal 35% des Jahresgrundgehalts. Für das Jahr 2014 wird der Bonus pro rata temporis gezahlt und nur, wenn der Geschäftsführer noch am 31. Dezember 2014 in einem Anstellungsverhältnis zur Gesellschaft steht. Für das Jahr 2015 wird ein Bonus nur bezahlt, wenn der Geschäftsführer noch am 31. Dezember 2015 in einem Anstellungsverhältnis zur Gesellschaft oder zu einem mit der Gesellschaft i. S. v. §§ 15 ff. AktG verbundenen Unternehmen steht.
3.2	In addition to the annual base salary as set out in subclause 1, the Managing Director shall receive an annual bonus. The amount of the bonus shall depend on the achievement of corporate and personal targets. The targets and their weighing shall be determined in the sole fair discretion of the Company, which may be pursuant to a written bonus plan. The annual bonus is targeted to be up to 35% of the annual base salary. For the year 2014, the bonus shall be paid pro rata and only if the Managing Director is still employed by the Company on 31 December 2014. For the year 2015, a bonus shall be paid only if the Managing Director is still employed by the Company or any company associated with the Company in terms of sections 15 et seq of the AktG on 31 December 2015.

3.3	Der Geschäftsführer und seine Familie erhalten für die Dauer dieses Vertrages eine Krankenversicherung, die dem entspricht, was er als Arbeitnehmer für sich und seine Familie in den USA erhalten würde.
3.3	During the term of this agreement the Company shall provide the Managing Director and his family with a health insurance that is equivalent to what he and his family would be eligible for if he was employed in USA.

3.4	Über seine Bezüge hat der Geschäftsführer Dritten gegenüber Stillschweigen zu bewahren, soweit er nicht gesetzlich zur Auskunft verpflichtet ist.
3.4	The Managing Director may not disclose his remuneration to third parties, unless legally obliged to do so.

4. Fortzahlung der Bezüge

4.1	Wird der Geschäftsführer durch Arbeitsunfähigkeit infolge Krankheit oder einem anderen von ihm nicht zu vertretenden Grund an der Erbringung seiner vertraglichen Leistung verhindert, so werden ihm die Bezüge nach Ziffer 3.1 sechs Wochen, längstens aber bis zur Beendigung des Vertragsverhältnisses weitergezahlt. Der Geschäftsführer muss sich auf diese Zahlungen anrechnen lassen, was er von Kassen oder Versicherungen an Krankengeld, Krankentagegeld oder Rente erhält, soweit die Leistungen nicht ausschließlich auf seinen Beiträgen beruhen. Soweit anwendbares Recht nichts anderes vorsieht, werden mehrere Erkrankungen oder unverschuldete Dienstverhinderungen während

4. Continued payment of remuneration

4.1	If the Managing Director becomes temporarily unable to work or prevented from performing his duties as a result of incapacity through illness or for any other reason for which he is not at fault, the remuneration specified in clause 3.1 will continue to be paid to him for up to six weeks, but in any event shall cease at the end of the employment relationship at the latest. Any sickness benefits, sickness daily allowance or pension which the Managing Director receives from insurers or health insurance companies (“Sickness Benefits”) will be set off against payment of any remuneration to him as far as the Sickness Benefits are not his contributions. Unless applicable law prescribes otherwise multiple eines Kalenderjahres für die 6-Wochen-Frist zusammengerechnet.

periods of sickness or periods during which the Managing Director is prevented from working through no fault of his own during a calendar year will accumulate to add up to the maximum period of six weeks.

4.2	Der Geschäftsführer tritt bereits jetzt etwaige Ansprüche an die Gesellschaft ab, die ihm gegenüber Dritten wegen der Arbeitsunfähigkeit zustehen. Die Abtretung ist begrenzt auf die Höhe der nach vorstehendem Absatz 1 geleisteten oder zu leistenden Zahlungen. Der Geschäftsführer wird der Gesellschaft alle zur Geltendmachung der auf sie übergegangenen Schadensersatzansprüche erforderlichen Auskünfte erteilen.
4.2	The Managing Director hereby assigns to the Company any claims that he may have against any third party due to his inability to work. The assignment is limited to the amount that the Company paid or is obliged to pay pursuant to the preceding sub-clause 1. The Managing Director will provide to the Company all necessary details relating to the assertion of any claims for compensation which have been assigned to the Company.

5. Spesen

5.1	Reisekosten und sonstige Aufwendungen, die dem Geschäftsführer in der Ausübung seiner Aufgaben im Rahmen dieses Vertrages entstehen, werden ihm nach den Reiserichtlinien der Gesellschaft erstattet.

5. Expenses

5.1	Travel and other expenses incurred by the Managing Director in the performance of his duties pursuant to this agreement shall be reimbursed by the Company in accordance with the Company’s travel policy.

5.2	Der Geschäftsführer ist berechtigt, bei interkontinentalen Flügen mit einer Flugdauer von mehr als vier Zeitstunden die Business Class zu benutzen.
5.2	The Managing Director is entitled to travel business class on any intercontinental flights with a duration of more than four hours.

6. Car Allowance

6.1	Der Geschäftsführer erhält als Ausgleich für die dienstliche Nutzung seines privaten Kfz eine monatliche Ausgleichszahlung (“Car Allowance”) in Höhe von € 2.000,00 brutto.

6. Car Allowance

6.1	As a compensation for the use of his private car for purposes of the Company, the Managing Director shall receive a monthly compensation payment (“Car Allowance”) in the amount of € 2,000.00 gross.

6.2	Sofern der Geschäftsführer von der Erbringung seiner Arbeitsleistung freigestellt wird, entfällt der Anspruch auf die Car Allowance entschädigungslos.
6.2	In case of a release of the Managing Director from his duties, any claim for a Car Allowance shall lapse as well. The Managing Director is not entitled to compensation claims related to the lapse of the Car Allowance.

6.3	Durch Zahlung der Car Allowance sind sämtliche etwaigen Ansprüche des Geschäftsführers gegenüber der Gesellschaft, die sich aufgrund der Nutzung des Kfz zu dienstlichen Zwecken ergeben könnten, abgegolten. Dienstlich gefahrene Strecken sind mit € 0,30/km erstattungsfähig. Dem Geschäftsführer obliegt es, Aufzeichnungen über vorgenannte Dienstfahrten in geeigneter Form anzufertigen und zur Erstattung vorzulegen, unter Angabe des Fahrtgrundes und des Fahrtziels, sowie der zurückgelegten Kilometer. Nicht erstattungsfähig sind Fahrten von der Wohnung zum Sitz der Gesellschaft in Deutschland.
6.3	Any and all potential claims of the Managing Director related to the use of his car for purposes of the Company shall be settled with the Car Allowance. Kilometers driven for company purposes can be compensated. The Managing Director is obliged to keep adequate records regarding such kilometers and to forward such records to the Company. They must name the route (“from … to …”), the reason for the travel and the distance. Kilometers driven for travel from home to the registered office of the company in Germany will not be compensated by the Company.

7. Arbeitszeit

7.1	Die regelmäßige wöchentliche Arbeitszeit beträgt 40 Stunden.

7. Hours of work

7.1	Regular working hours are 40 hours per week.

7.2	Der Geschäftsführer ist zu Mehrarbeit sowie Sonn- und Feiertagsarbeit verpflichtet, sofern dies die Belange der Gesellschaft erfordern. Die Vergütung hierfür ist durch die Bezüge gemäß Ziffer 3.1 dieses Vertrages in vollem Umfang abgegolten.

7.2	The Managing Director is obliged to work additional hours, on Sundays and public holidays, if required by the Company’s interests. Any remuneration for such overtime work shall be fully covered by the remuneration in clause 3.1 of this agreement.

8. Nebentätigkeit,

Die Übernahme jedweder entgeltlicher oder unentgeltlicher Nebentätigkeit, insbesondere die Übernahme von Beirats- oder Aufsichtsratsmandaten bedarf der vorherigen schriftlichen Zustimmung durch die Gesellschafterversammlung. Die zur Übernahme einer solchen Nebentätigkeit erteilte Zustimmung ist jederzeit widerruflich, wobei im Fall eines Widerrufs die Nebentätigkeit umgehend einzustellen ist. Hat der Geschäftsführer aufgrund der ihm erteilten Zustimmung ein Beirats- oder Aufsichtsratsamt übernommen, so hat er dieses Amt im Fall des Widerrufs zum frühestmöglichen Zeitpunkt nach den hierfür geltenden Bestimmungen niederzulegen.

8. Additional Occupation

Taking on any additional occupation, whether paid or unpaid, in particular taking on posts on advisory boards or supervisory boards requires the prior written consent of the shareholders’ meeting. The consent granted for such additional occupation is revocable at any time. In such case the additional occupation must be abandoned immediately. If the Managing Director has accepted a post on an advisory board or a supervisory board, he must resign from these posts at the earliest possible time in accordance with the applicable provisions.

9. Urlaub

9.1	Der Geschäftsführer hat Anspruch auf einen bezahlten Jahresurlaub

9. Holiday

9.1	The Managing Director is entitled to 20 working days’ paid annual von 20 Arbeitstagen. Der Urlaub ist unter Berücksichtigung der Belange der Gesellschaft festzulegen.

holiday, which shall be taken at times which suit the Company’s needs.

9.2	Kann der Geschäftsführer seinen Jahresurlaub nicht nehmen, weil die Interessen der Gesellschaft entgegenstehen, so ist der Urlaubsanspruch bis zum 31. März des Folgejahres zu übertragen. Kann der übertragene Urlaub auch bis zu diesem Zeitpunkt vom Geschäftsführer nicht genommen werden, so verfällt der Urlaubsanspruch vorbehaltlich einer abweichenden Vereinbarung.
9.2	In the event that the Managing Director cannot take his annual holiday as this would be contrary to the Company’s interests, the remaining holiday entitlement may be carried over into the following year and must be taken by 31 March. If the Managing Director cannot take the carried over holiday by 31 March, the holiday entitlement will lapse unless there is agreement to the contrary.

9.3	Bei Beginn und Beendigung des Anstellungsverhältnisses im Laufe eines Kalenderjahres hat der Geschäftsführer Anspruch auf den entsprechenden Pro-Rata-Anteil des Jahresurlaubes. Hat der Geschäftsführer bei seinem Ausscheiden mehr Urlaub genommen als ihm zusteht, kann die Gesellschaft die anteilige Vergütung für die zuviel genommenen Tage von der letzten Vergütungszahlung abziehen.
9.3	If this employment relationship starts or terminates during a calendar year the Managing Director shall be entitled to holiday on a pro rata basis. If, at the time of leaving the Company, the Managing Director has taken more holiday than he is entitled to, the Company may deduct from the last salary instalment an amount of remuneration which is equivalent to the days taken in excess of the entitlement.

9.4	Der Geschäftsführer wird dafür sorgen, dass er auch im Urlaub kurzfristig erreichbar ist.

10. Vertraulichkeit

10.1	Der Geschäftsführer hat über alle ihm im Rahmen seiner Tätigkeit zur
9.4	The Managing Director shall ensure that he is contactable on short notice while he is on holiday.

10. Confidentiality

10.1	The Managing Director must keep confidential from unauthorised

Kenntnis gelangenden vertraulichen Angelegenheiten und Vorgänge in der Gesellschaft und Kunden der Gesellschaft, insbesondere über Geschäfts- und Betriebsgeheimnisse, Stillschweigen gegenüber Unbefugten – auch innerhalb der Gesellschaft – zu wahren. Er hat durch geeignete Vorkehrungen dafür zu sorgen, dass Unbefugte von den vorgenannten Angelegenheiten und Vorgängen keine Kenntnis erlangen. Diese Verpflichtung besteht auch nach Beendigung dieses Vertrages fort.

persons (including within the Company itself) all confidential matters and operations relating to the business of the Company and customers of the Company of which he is aware by virtue of his duties, and in particular business and trade secrets. The Managing Director must take suitable measures to ensure that unauthorised persons do not become aware of the aforementioned matters and operations. This obligation also applies after termination of this agreement.

10.2	Die Verschwiegenheitspflicht nach vorstehendem Absatz 1 erstreckt sich auch auf Angelegenheiten und Vorgänge von Unternehmen, mit denen die Gesellschaft nach §§ 15 ff. AktG verbunden ist.
10.2	The obligation to maintain confidentiality in accordance with the preceding sub-clause 1 also extends to the matters and operations of companies with which the Company is associated under paragraphs 15 et. seqq. of the Stock Corporation Act (AktG.)

10.3	Geschäftliche Unterlagen aller Art, einschließlich der sich auf dienstliche Angelegenheiten und Tätigkeiten beziehenden persönlichen Aufzeichnungen, sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Kostenberechnungen, Statistiken und Ähnlichem und anderer Geschäftsunterlagen, sei es in Papierform oder in Form von Datenspeicherung, ist nur für
10.3	Business records of any kind, including personal notes concerning Company affairs and activities, shall be carefully retained and may be used only for business purposes. The Managing Director is not permitted to make duplicate copies or extracts, nor to copy drawings, cost calculations, statistics or similar or other business documents, whether in paper form or in the form of data recording except for purposes relating to the Company’s business.

dienstliche Zwecke zulässig.

11. Vertragliches Wettbewerbsverbot

11.1	Dem Geschäftsführer ist es für die Dauer dieses Vertrages untersagt, in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, das mit der Gesellschaft in mittelbarem oder unmittelbarem Wettbewerb steht. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Davon ausgenommen sind Beteiligungen an börsennotierten Kapitalgesellschaften, soweit diese keinen Einfluss auf die betreffenden Unternehmen (max. 1 % der stimmberechtigten Anteile) erlauben.

11. Contractual Non-Competition Obligation

11.1	For the duration of this agreement the Managing Director is prohibited from working (whether on a self-employed, employed, or any other basis) for a company that is in direct or indirect competition with the Company. Similarly, the Managing Director is prohibited from founding or acquiring or directly or indirectly participating in such a company for the duration of this prohibition. Exempt are share ownerships in any publicly traded corporations, provided this does not allow any influence over these companies (a maximum of 1 % of the voting shares).

11.2	Das vertragliche Wettbewerbsverbot gilt auch zugunsten der mit der Gesellschaft i. S. v. §§ 15 ff. AktG verbundenen Unternehmen.
11.2	The contractual non-competition obligation also applies for the benefit of companies associated with the Company in terms of sections 15 et seq. of the AktG.

12. Erfindungen

Der Geschäftsführer ist verpflichtet, der Gesellschaft unverzüglich jegliches Know-how und alle schutzrechtsfähigen Erkenntnisse und Werke mitzuteilen, die er

12. Inventions

The Managing Director shall promptly inform the Company about all know-how as well as any registrable knowledge or work products which he may obtain or

während der Dauer seines Vertrages, innerhalb oder außerhalb seiner Arbeitszeit gewinnt bzw. entwickelt. Soweit diese Erkenntnisse oder Werke schutzrechtsfähig sind, insbesondere als Erfindungen, Patente und über Urheberrechte besonders in Bezug auf Software- und verwandte Bereiche, und zum Zeitpunkt ihrer Gewinnung in den gegenwärtigen oder absehbar künftigen Geschäftsbereich der Gesellschaft fallen, tritt der Geschäftsführer hiermit sämtliche Rechte hieran im rechtlich weitestmöglichen Umfang an die Gesellschaft ab. Soweit eine derartige Übertragung nicht möglich ist, gewährt der Geschäftsführer der Gesellschaft hiermit ein zeitlich, räumlich und inhaltlich unbeschränktes Nutzungsrecht mit dem Recht zur (Unter-) Lizenzvergabe an Dritte im Hinblick auf die betroffenen Werke im rechtlich weitestmöglichen Umfang. Die Rechtsübertragung bzw. -einräumung ist mit der in Ziffer 3.1 dieses Vertrages vereinbarten Vergütung abgegolten.

develop during the term of this agreement, whether during or outside working hours. To the extent that this know-how or the work products are or can be protected by intellectual property (“IP”) rights, particularly as inventions, patents, and through copyright and especially in relation to software and related materials, and at the time of their creation such IP rights are within the existing or anticipated scope of the Company’s business, the Managing Director herewith transfers any and all rights in, and relating to, the IP rights to the Company to the greatest extent permitted by law. If such transfer is not possible, the Managing Director shall grant the Company a right of use in respect of the particular IP which is unlimited in terms of time, space and content, with a right to license it to third parties to the greatest extent possible under law. The transfer of rights/ granting of such rights shall be deemed to be already included in the salary payable under clause 3.1 of this agreement.

13. Arbeitsmittel und Geschäftsunterlagen

13.1	Die Gesellschaft stellt dem Geschäftsführer des Weiteren einen Laptop zum Zwecke der dienstlichen Nutzung zur Verfügung. Dieser Laptop ist im Fall einer Freistellung von den Dienstpflichten unverzüglich an die Gesellschaft zurückzugeben, ansonsten spätestens bei Beendigung dieses Vertrages. Ein Zurückbehaltungsrecht – gleich aus

13. Tools and supplies for work and business documentation

13.1	The Company will also make a laptop available for the Managing Director to use in the performance of his duties. This laptop must be returned to the Company immediately in the event that he is released from performance of his duties, and in any other case at the latest upon termination of this agreement. There shall be no right of retention, no matter what the welchem Rechtsgrund ist ausgeschlossen.

legal basis for asserting this might be.

13.2	Der Geschäftsführer hat auf entsprechendes Verlangen der Gesellschaft unverzüglich alle in seinem Besitz befindlichen oder seinem Zugriff unterliegenden dienstlichen Gegenstände, Geschäftsunterlagen und sonstige die Gesellschaft oder mit ihr verbundene Unternehmen betreffenden Unterlagen – insbesondere Rezepturen, Pläne, Modelle, Preislisten, Besprechungsprotokolle etc. – einschließlich etwaiger Abschriften oder Kopien sowie sonstige Datenträger unverzüglich an die Gesellschaft zurückzugeben. Die dienstlichen Gegenstände, Unterlagen und Datenträger sind spätestens bei Beendigung des Vertrages vom Geschäftsführer an die Gesellschaft zurückzugeben. Ein Zurückbehaltungsrecht hieran ist – gleich aus welchem Rechtsgrund – ausgeschlossen.
13.2	The Managing Director must, on the request of the Company, immediately return to the Company all Company property, business documents and other documents relating to the Company or companies associated with the Company which is in his possession or control, in particular formulations, plans, models, price lists, records of meetings etc, including any duplicates or copies as well as any other medium for storing data. The Company property, business documents and data storage media must be returned to the Company by the termination of this agreement, at the latest. There shall be no right of retention, no matter what the legal basis for this might be.

14. Schlussbestimmungen

14.1	Sollten einzelne Bestimmungen dieses Vertrages unwirksam sein, so wird die Wirksamkeit der übrigen Bestimmungen hiervon nicht berührt. Die Parteien sind verpflichtet, die unwirksamen Bestimmungen durch wirksame Bestimmungen zu ersetzen, die den mit den unwirksamen Bestimmungen angestrebten

14. Miscellaneous provisions

14.1	If an individual provision of this agreement is invalid, the validity of the remaining provisions shall not be affected. The parties shall replace the invalid provision with a valid provision that achieves, to as great an extent as possible, the commercial purpose intended by the invalid provision. The parties shall be under the same obligation, wirtschaftlichen Erfolg soweit wie möglich erreicht. Die gleiche Verpflichtung gilt, wenn sich eine ergänzungspflichtige Lücke zeigt.

if it becomes apparent that a provision has been inadvertently omitted from this agreement.

14.2	Dieser Vertrag enthält die gesamte Vereinbarung zwischen den Parteien und ersetzt alle vorherigen schriftlichen oder mündlichen Absprachen zwischen ihnen.
14.2	This agreement contains the whole agreement between the parties and replaces all earlier written or oral agreements between them.

14.3	Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für den Verzicht auf dieses Schriftformerfordernis.
14.3	Any amendments or additions to this agreement shall only be effective if in writing. The aforementioned also applies if the parties decide to waive the requirement for writing contained in this sub-clause.

14.4	Dieser Vertrag unterliegt deutschem Recht.
14.4	This agreement is governed by German law.

14.5	Im Falle der Diskrepanz zwischen dem deutschen und dem englischen Text dieses Vertrages ist der deutsche Wortlaut maßgebend.
14.5	In the event of any discrepancy between the German and the English text of this agreement, the German wording shall prevail.

Newton, Massachusetts, USA

October 15, 2014

/s/ Christopher B. Primiano

Karyopharm Europe GmbH, vertreten durch die Gesellschafterversammlung/represented by its shareholders’ meeting, vertreten durch/represented by Christopher B. Primiano

Winterthur, Switzerland

Oktober 15, 2014

/s/ Ran Frenkel

Ran Frenkel